Exhibit 99.1

CAI International, Inc. Reports Record Results for the Second Quarter of 2012 – Revenue Increases 38%, EPS Increases 40% vs Second Quarter 2011

SAN FRANCISCO--(BUSINESS WIRE)--July 23, 2012--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported record results for the second quarter of 2012.

Highlights for the Second Quarter of 2012

  CAI reported record net income attributable to CAI common stockholders for the second quarter of 2012 of $0.77 per fully diluted share, a 40% increase compared to $0.55 for the second quarter of 2011.
  Rental revenue for the second quarter of 2012 increased 42% compared to the second quarter of 2011.
  CAI leased out approximately 45,000 TEUs of containers during the quarter, and purchased approximately 22,000 TEUs of containers from two managed portfolios for $27 million.
  CAI’s year-to-date investment in rental equipment exceeds $350 million, of which $310 million is marine containers.
  During the quarter CAI’s container fleet reached over 1 million TEUs.
  CAI closed an $80 million term debt facility, increased its revolving credit facility commitments to $465 million notes and completed an $85 million revolving credit facility for the acquisition of railcars.
  CAI purchased approximately 1,200 railcars for $41 million, all of which are on lease with an average lease term of 3 years. The company has commitments to purchase another $10 million of railcars and expects continued investment through the end of the year.

Net income attributable to CAI common stockholders was $15.1 million for the second quarter of 2012, compared to $10.9 million for the second quarter of 2011, an increase of 39%.

Total revenue for the second quarter of 2012 was a record $39.7 million, compared to $28.8 million for the second quarter of 2011, an increase of 38%. Rental revenue for the second quarter of 2012 was $35.1 million, compared to $24.7 million for the second quarter of 2011. The increase in rental revenue was primarily due to a 42% increase in the average number of TEUs of owned containers on lease compared to the second quarter of 2011. Management fee revenue for the second quarter of 2012 was $3.0 million, compared to $3.3 million for the second quarter of 2011. CAI sold no container portfolios during the second quarter of 2012, compared to recording a gain on sale of container portfolios of $0.3 million in the second quarter of 2011. Finance lease income for the second quarter of 2012 increased to $1.6 million, from $0.5 million in the second quarter of 2011, primarily due to new finance lease contracts entered into since July 1, 2011.

Average fleet utilization increased slightly from 94.2% in the first quarter of 2012 to 94.3% in the second quarter of 2012. Based on customer bookings already in place for available assets, it is expected that utilization will improve further during the third quarter.

During the quarter, CAI completed the purchase of approximately 1,200 used railcars. The total purchase price of $40.6 million was funded primarily by the Company’s $85 million revolving credit facility that was entered into during the quarter. All railcars purchased during the quarter are on lease and are expected to positively impact CAI’s revenue in the third quarter.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are very pleased with the performance of our company this quarter. We achieved strong revenue and earnings growth, generating $15.1 million of net income, a 39% increase compared to the second quarter of 2011. Utilization has increased slightly during the quarter, and we believe utilization will remain strong for the remainder of 2012, as a result of continued growth in international trade and limited container purchases by shipping lines. According to Clarkson Research’s July report, containerized trade is expected to increase 6% in 2012, led by growth in Intra Asian and Latin American regions. The worldwide leased container fleet has remained near full utilization, which we expect will result in continued strong prices in the secondary used equipment market for the remainder of 2012. As a result of recent freight rate increases imposed during the second quarter and lower fuel costs, we expect improvement in our customers’ financial performance over the course of this year and a reduction of credit risk within the shipping industry.”

Mr. Garcia continued, “During the second quarter we invested over $350 million and expect our total investment in 2012 to be above that achieved in 2011. We expect most of the investment for the remainder of the year to be in container equipment with opportunities for new containers, sale-leasebacks from shipping lines and the acquisition of assets from our managed fleet.”

Mr. Garcia added, “We are also pleased to announce the progress we have made in our rail business. During the quarter, we finalized an $85 million revolving credit facility for our rail business, part of which we used to purchase approximately 1,200 railcars across various equipment types. We believe that the cost and returns from the railcar purchases were made at attractive prices. CAI is well on its way to building a strong reputation as a reliable participant in this market. We enter the second half of the year with good momentum in both the rail and container leasing businesses and are optimistic about continued growth and earnings potential in both.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2012	2011
Assets
Current assets
Cash	$23,151	$14,078
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $658 and $819 at June 30, 2012 and December 31, 2011, respectively	25,382	26,381
Accounts receivable (managed fleet)	21,390	19,054
Current portion of direct finance leases	8,782	6,158
Prepaid expenses	7,521	7,079
Deferred tax assets	1,969	1,968
Other current assets	250	185
Total current assets	88,445	74,903
Restricted cash	1,142	599
Rental equipment, net of accumulated depreciation of $124,666 and $109,336 at June 30, 2012 and December 31, 2011, respectively	1,024,756	841,847
Net investment in direct finance leases	53,785	31,591
Furniture, fixtures and equipment, net of accumulated depreciation of $1,072 and $1,006 at June 30, 2012 and December 31, 2011, respectively	1,969	2,095
Intangible assets, net of accumulated amortization of $6,940 and $6,519 at June 30, 2012 and December 31, 2011, respectively	1,860	2,333
Total assets	$1,171,957	$953,368

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,554	$3,536
Accrued expenses and other current liabilities	7,927	5,761
Due to container investors	20,105	20,113
Unearned revenue	7,606	6,786
Current portion of term loans	30,887	25,764
Current portion of capital lease obligations	2,867	3,792
Current portion of collateralized financing obligations	2,000
Rental equipment payable	70,667	13,301
Total current liabilities	147,613	79,053
Revolving credit facilities	255,633	261,000
Term loans	325,010	263,014
Asset backed warehouse facility	100,000	51,000
Deferred income tax liability	33,868	33,816
Capital lease obligations	5,877	16,480
Collateralized financing obligations	24,776
Income taxes payable	269	269
Total liabilities	893,046	704,632

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,295,359 shares at June 30, 2012 and December 31, 2011, respectively	2	2
Additional paid-in capital	128,788	128,183
Accumulated other comprehensive loss	(3,915)	(3,381)
Retained earnings	134,758	105,232
Total CAI stockholders' equity	259,633	230,036
Non-controlling interest	19,278	18,700
Total stockholders' equity	278,911	248,736
Total liabilities and stockholders' equity	$1,171,957	$953,368

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue
Rental revenue	$35,101	$24,711	$67,588	$47,096
Management fee revenue	3,006	3,275	7,207	6,790
Gain on sale of container portfolios	-	253	1,256	1,663
Finance lease income	1,618	520	3,081	952
Total revenue	39,725	28,759	79,132	56,501

Operating expenses
Depreciation of rental equipment	11,053	7,441	21,711	14,182
Amortization of intangible assets	225	343	452	686
Gain on disposition of used rental equipment	(3,225)	(2,785)	(6,320)	(6,400)
Storage, handling and other expenses	1,762	1,360	3,768	2,455
Marketing, general and administrative expenses	5,812	5,517	12,335	10,119
(Gain) loss on foreign exchange	(264)	(37)	(68)	23
Total operating expenses	15,363	11,839	31,878	21,065

Operating income	24,362	16,920	47,254	35,436

Interest expense	6,320	3,529	12,256	6,503
Interest income	(2)	(1)	(7)	(4)
Net interest expense	6,318	3,528	12,249	6,499

Net income before income taxes and non-controlling interest	18,044	13,392	35,005	28,937
Income tax expense	2,396	2,301	4,901	4,851

Net income	15,648	11,091	30,104	24,086
Net income attributable to non-controlling interest	(513)	(211)	(578)	(410)
Net income attributable to CAI common stockholders	$15,135	$10,880	$29,526	$23,676

Net income per share attributable to
CAI common stockholders
Basic	$0.78	$0.56	$1.53	$1.23
Diluted	$0.77	$0.55	$1.50	$1.20

Weighted average shares outstanding
Basic	19,295	19,295	19,295	19,295
Diluted	19,719	19,798	19,712	19,779

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of June 30,
	2012	2011

Owned container fleet in TEUs	560,570	415,260
Managed container fleet in TEUs	446,213	468,598
Total container fleet in TEUs	1,006,783	883,858

Owned railcar fleet in units	1,177	-

Conference Call

A conference call to discuss the financial results for the second quarter of 2012 will be held on Monday, July 23, 2012 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q2 2012 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2012, the company operated a worldwide fleet of approximately 1,007,000 TEUs of containers through 14 offices located in 11 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com